Exhibit 4.4

EXECUTION VERSION

SIXTH AMENDMENT TO TRANSFER AGREEMENT

This SIXTH AMENDMENT TO TRANSFER AGREEMENT, dated as of May 21, 2008 (this “Amendment”), is entered into among: (i) RFS Holding, L.L.C., a Delaware limited liability company (“Seller”); and (ii) GE CAPITAL CREDIT CARD MASTER NOTE TRUST, a Delaware statutory trust (“Buyer”).

BACKGROUND

1.             Seller and Buyer are parties to the Transfer Agreement, dated as of September 25, 2003, and as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the Second Amendment to Transfer Agreement, dated as of June 17, 2004, the Third Amendment to Transfer Agreement, dated as of November 21, 2004, the Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, and the Fifth Amendment to Transfer Agreement, dated as of December 21, 2006 (as amended, the “Transfer Agreement”).

2.             Buyer and Seller desire to amend the Transfer Agreement as set forth herein.

AMENDMENTS

The parties hereto agree as follows:

SECTION 1.  DEFINITIONS.  As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined, and (b) capitalized terms not so defined shall have the meanings set forth in the Transfer Agreement as amended hereby.

SECTION 2.  AMENDMENTS TO TRANSFER AGREEMENT.

(a)           The following definition shall be added to Section 1.1 in the appropriate alphabetical order:

““CareCredit” means CareCredit LLC.”

(b)           Section 2.6(a) is deleted and replaced in its entirety with the following:

                “(a)         Additional Accounts.  If, at the end of any Monthly Period the Free Equity Amount is less than the Minimum Free Equity Amount, unless the Free Equity Amount (calculated after giving effect to any payment of principal on the Notes to occur on the following Payment Date) is at least equal to the Minimum Free Equity Amount as of the close of business on any day that is after the last day of such Monthly Period but on or prior to the 10th Business Day following the end of such Monthly Period (the “Required Designation Date”), Transferor shall, prior to the close of business on the Required Designation Date, require Originator to designate additional Eligible Accounts to be included as “Accounts”

under (and as defined in) the Bank Receivables Sale Agreement, and Transferor shall in turn designate such accounts (“Additional Accounts”) as Accounts for purposes of this Agreement in a sufficient amount such that the Free Equity Amount (calculated after giving effect to any payment of principal on the Notes to occur on the following Payment Date) as of the close of business on the Addition Date, is at least equal to the Minimum Free Equity Amount. In addition if at the end of any Monthly Period the Note Trust Principal Balance is less than the Required Principal Balance, unless the Note Trust Principal Balance is at least equal to the Required Principal Balance (calculated after giving effect to any payment of principal on the Notes to occur on the following Payment Date) as of the close of business on any day that is after the last day of such Monthly Period but on or prior to the Required Designation Date, Transferor shall, prior to the close of business on the Required Designation Date, require Originator to designate additional Eligible Accounts to be included as “Accounts” under (and as defined in) the Bank Receivables Sale Agreement, and Transferor shall in turn designate such accounts as Additional Accounts for purposes of this Agreement in a sufficient amount such that the Note Trust Principal Balance as of the close of business on the Addition Date, is at least equal to the Required Principal Balance (calculated after giving effect to any payment of principal on the Notes to occur on the following Payment Date). To the extent Transferor designates Additional Accounts with Principal Receivables substantially in excess of the amount of Principal Receivables required under this subsection 2.6(a), such excess shall be deemed to be optional Additional Accounts under subsection 2.6(b) below and will be permitted to be designated solely to the extent permitted by subsection 2.6(b).”

(c)           Subsection 2.6(d)(vi) is deleted and replaced in its entirety with the following:

“(vi)        such Additional Accounts shall not relate to Montgomery Ward, CareCredit or, unless the Rating Agency Condition has been satisfied, the GECAF Retailers; and”

(d)           The first clause of the first sentence of Section 2.7(e) is deleted and replaced in its entirety with the following:

“(e)         Notwithstanding anything to the contrary in Section 2.7, and without satisfying the conditions set forth in Section 2.7(a), the Transferor may designate as Removed Accounts any Accounts relating to the Montgomery Wards, GECAF or CareCredit programs upon satisfaction of the following conditions:”

(e)           The phrase “Montgomery Wards and GECAF programs” in clause (iii)(A) of Section 2.7(e) is replaced with the following: “Montgomery Wards, GECAF, or CareCredit programs, as applicable,”.

(f)            The first reference to “Note Trust Principal Balance” in clause (v) of Section 2.7(a) and the first reference to “Note Trust Principal Balance” in clause (iv) of Section 2.7(e) are in each case deleted and replaced with the following: “the aggregate Outstanding Balance of Principal Receivables”.

SECTION 3.  EFFECTIVENESS.  This Amendment shall become effective as of the date first written above; provided that (i) Buyer and Seller shall have executed a counterpart of this Amendment, (ii) the Rating Agency Condition shall have been satisfied and (iii) the Transferor shall have delivered an Officer’s Certificate to the Issuer certifying that this amendment will not cause an Adverse Effect (as such term is defined in the Indenture).

SECTION 4.  BINDING EFFECT; RATIFICATION.  (a)                On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Transfer Agreement and (ii) each reference in the Transfer Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Transfer Agreement, shall mean and be a reference to such Transfer Agreement as amended hereby.

(b)           Except as expressly amended hereby, the Transfer Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 5.  MISCELLANEOUS. (a) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective officers thereunto duly authorized as of the date first above written.

RFS HOLDING, L.L.C.

By:	/s/ Ravi Ramanujam

Name:	Ravi Ramanujam

Title:	Vice President

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By:	General Electric Capital Corporation, not in its individual capacity but solely as Administrator on behalf of GE Capital Credit Card Master Note Trust

By:	/s/ Robert C. Green

Name:	Robert C. Green

Title:	Vice President